SALE AGREEMENT

This Sale Agreement is made and entered into by and between HAROLD'S STORES, INC., hereinafter referred to as "Seller", and 329 PARTNERS-II LIMITED PARTNERSHIP, or its assigns, hereinafter referred to as "Buyer",

W I T N E S S E T H:

For and in consideration of the mutual covenants hereinafter contained, the parties agree as follows:

1. Sale Agreement. Seller hereby agrees to sell, and Buyer hereby agrees to purchase, upon the terms hereinafter stated, the real property described on Exhibit A hereto (the "Property").

2. Purchase Price. Subject to the adjustments and prorations hereinafter described, the total purchase price to be paid for the Property shall be One Hundred Seventy-Six Thousand and No/100 Dollars ($176,000.00), to be paid as follows:

2.1 Earnest Money. Within three (3) days after the date of this Agreement, Buyer shall deposit the sum of One Thousand Dollars ($1,000.00) with Lawyers Title of Oklahoma City Inc., Oklahoma City, Oklahoma, as escrow agent. The money so deposited shall be held by the escrow agent as earnest money and applied against the purchase price at closing, or returned, if so required under this Sale Agreement.

2.2 Cash at Closing. The balance of the purchase price shall be paid in cash (by wired funds or certified funds) at closing.

3. Title. Seller shall, within ten (10) days from the date of this Agreement, provide to Buyer a commitment (hereinafter referred to as the "commitment") for an Owner's Title Guaranty Policy covering the Property, issued by Lawyers Title Insurance Corp., or another title company acceptable to Buyer, showing Title of Record to the Property to be in Seller. The commitment covering the Property shall be in the amount of the purchase price and shall be accompanied by copies of all instruments creating any exceptions, including easements, restrictions, reservations, rights of way or other conditions, if any, affecting the Property. Seller shall cause an Owner's Title Guaranty Policy in the amount aforesaid, based upon the commitment covering the Property, to be issued to Buyer at closing.

3.1 Title of Record. As used herein, Title of Record shall be marketable, as that term is defined by the current title standards of the Oklahoma Bar Association, free and clear of all liens and encumbrances, subject to interests in the oil, gas and other minerals lying in and under the Property which have previously been conveyed of record.

3.2 Objections to Title of Record. Within five (5) days after Buyer's receipt of the aforesaid commitment, Buyer shall furnish to Seller written notification of any objections to or defects in the Title of Record. Seller covenants and agrees to use its best efforts to cure Buyer's objections to defects in the Title of Record prior to closing. In the event the defects cannot be cured by such date, Buyer shall have the option to (i) extend the closing date ninety (90) days, during which time Seller shall continue to use its best efforts to cure the defects, (ii) terminate this Agreement and obtain the return of its earnest money, or (iii) waive the defects and close.

4. Survey. Within twenty (20) days from the date of this Agreement, and as a condition of Buyer's obligation hereunder, Buyer shall obtain a current "pin" survey of the Property to be prepared by and certified by a registered professional engineer or land surveyor. The survey must not show any encroachments of any buildings and improvements across boundary lines or easement lines. The survey must show the location of all easements and rights of way identified by Book and Page of recording. Said survey shall show all improvements, including water, gas, electric and sewer lines, adjacent streets and other physical matters affecting title and use. The survey must show access to the Property over a publicly dedicated roadway and shall be in a form satisfactory to the title insurance company issuing the Commitment such that the survey exception will be removed from the title insurance policy to be delivered at closing. In the event an unsatisfactory survey is obtained, this Agreement shall, at the option of Buyer, be null and void and the earnest money refunded to Buyer.

5. Warranties Disclaimed. Seller makes no warranty, express or implied, as to the condition of the Property. Buyer is not relying upon any representation or warranty of Seller, other than title, and when Buyer closes, it shall be conclusive that Buyer is satisfied with the Property in its condition at closing and agrees that delivery of the Property at closing will be AS IS, WHERE IS, WITH ALL FAULTS.

6. Risk of Loss. In the event of damage to the improvements on the Property by fire or otherwise, prior to closing, the risk of loss shall be on Seller, and Buyer may, at its option, either: (a) declare this Agreement null and void, cancel the Agreement and obtain a return of its earnest money, or (b) elect to receive the insurance proceeds and close as agreed.

7. Tests. Buyer shall be permitted to conduct such inspections and environmental assessments of the Property prior to the Closing Date. In the event an inspector determines that there are defects in the Property which will cost in excess of $1,000.00 to remedy or if the Phase I Environmental Assessment requires further environmental investigation, Buyer may terminate this Agreement and obtain the return of its earnest money.

8. Construction. The Property abuts property owned by Seller that is not included in this sale (the "Adjacent Property"). Buyer agrees within thirty (30) days after the Closing Date to sheetrock and paint the current openings between the two properties, with the cost of such work to be divided equally between the parties.

9. Easement. Located on the Property is a generator for the use of the Adjacent Property. At closing, Buyer shall grant Seller an easement for the continued maintenance of the generator on the Property and for access thereto for repairs, in exchange for a license to Buyer for the parking space Seller currently has allocated to H. Rainey Powell. The easement shall provide that Buyer may terminate same upon giving Seller sixty (60) days written notice if (i) more than one year has passed since the date of closing, and (ii) a tenant or purchaser of the Property requires access to the building located on the property at the location of the generator. In the event such notice is given by Buyer, the parking license shall be revoked, and Seller shall remove the generator during the sixty (60) day period.

10. Condition. This Agreement and the obligation of the Buyer to close are conditional upon it obtaining satisfactory financing to fund the acquisition. If Buyer is unable to secure such financing by July 20, 2001, it may terminate this Agreement and obtain the return of its earnest money.

11. Closing. Buyer and Seller agree that the purchase will be consummated as follows:

  11.1 Closing Date. This transaction will be closed on August 14, 2001, in the offices of the title company issuing the Commitment or the offices of the seller, unless the parties mutually agree to an extension in writing or unless it is extended by virtue of the provisions of this Agreement.

  11.2 Transfer of Title. Seller agrees to convey Title of Record to the Property to Buyer by general warranty deed on the date of closing.

  11.3 Payments at Closing. At closing, Buyer shall pay Seller the balance of the purchase price required under paragraph 2.2.

  11.4 Possession. Exclusive possession of the Property shall be given to Buyer on the date of closing.

  11.5 Real Property Taxes. All matured and unmatured special assessments, and all property taxes for years preceding the year of closing on the Property, if any, shall be paid by Seller. The property taxes on the Property for the year of closing shall be prorated between the parties to the date of closing.

  11.6 Closing Costs. Buyer and Seller shall equally pay the following costs: abstracting costs, revenue stamps on the warranty deed, the owner's title insurance premium, the fee charged by the title company to close the transaction, the cost of the survey and the recording cost for the deed. Buyer shall pay for the cost of all testing done on the Property and the costs satisfying any of the requirements of Buyer's lender.

  12. Brokerage. Seller and Buyer each represent and warrant to the other that the warranting party has not used the services of any real estate broker, agent or finder in connection with this Agreement, and each agrees to indemnify and hold the other harmless from all claims of any broker, agent or finder arising by reason of the indemnifying party's breach of this representation and warranty. It has been disclosed that H. Rainey Powell is a real estate broker, however no compensation to him is involved in this transaction.

  13. Default. If Buyer wrongfully fails to close the sale of the Property, unless excused by a condition hereof, Seller may retain the earnest money for liquidated damages, it being agreed that it would be impracticable or extremely difficult to assess the amount of damages to be sustained by Seller, or Seller may pursue an action for specific performance. If Seller wrongfully fails to close, unless excused by a condition hereof, Buyer shall have the right to obtain the return of his earnest money and sue for damages or seek specific performance.

  14. Miscellaneous. It is further understood and agreed as follows:

  14.1 Time. Time is of the essence of this Agreement.

14.2 Entire Agreement. This instrument constitutes the entire agreement of the parties. It supersedes any and all other agreements, either oral or in writing, between the parties hereto. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing, signed by the parties hereto.

14.3 Attorney's Fees. In the event either party hereto files suit in order to enforce or interpret the terms and provisions of this Agreement, the prevailing party in such litigation shall be entitled to recover from the other its reasonable attorney's fees and expenses incidental to the litigation.

14.4 Binding Effect. The provisions of this Agreement shall inure to the benefit of and bind the successors and assigns of the parties hereto.

14.5 Expiration. This Agreement has been executed by the Buyer on the date indicated below. The obligation of the Buyer hereunder will expire five (5) days from the date hereof unless Seller has executed this Agreement and returned an executed copy to Buyer.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year hereinafter indicated. The latest date shall be the date of execution of this Agreement.

"SELLER" HAROLD'S STORES, INC.

By: /s/ Jodi L. Taylor

Title: Chief Financial Officer

Address: 765 Asp Avenue

Norman, Oklahoma 73069

Date of Execution: July 20, 2001

"BUYER" 329 PARTNERS-II LIMITED PARTNERSHIP

By: 329 Holdings, L.L.C., General Partner

By: /s/ H. Rainey Powell

H. Rainey Powell, CEO Manager

Address: 763 Asp Avenue

Norman, Oklahoma 73069

Date of Execution: July 23, 2001

EXHIBIT A

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SALE AGREEMENT

LEGAL DESCRIPTION

All of Lot Fifty-Two (52) in Block Two (2) of Larsh's University Addition to the City of Norman, Cleveland County, Oklahoma, according to the recorded plat thereof, a/k/a 763 Asp Avenue, Norman, Oklahoma; including all improvements, structures and fixtures thereon and all easements appurtenant thereto, and all right title and interest of the Seller in and to all land lying in the bed of any street, alley or easement adjoining the Property.